PRICING SUPPLEMENT NO. 5                       FILED PURSUANT TO RULE 424(b)(3)
DATED AUGUST 26, 2004 TO                            REGISTRATION NO. 333-110318
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                               (FLOATING RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S. $100,000,000                    Original Issue Date:  August 31, 2004
Agent's Discount or Commission:  U.S. $145,620          Stated Maturity:  August 16, 2007
Net Proceeds to Issuer:  U.S.$99,950,765                Interest Rate:  3-Month LIBOR + 11bps
Form:  [ x ] Book Entry  [   ] Certificated             CUSIP No.:  02635PSR5
Specified Currency (If other than U.S. dollars):  N/A   Authorized Denominations (If other than
                                                        U.S.$1,000 dollars and integral multiples
                                                        thereof):  N/A

The notes are being placed through or purchased by the Agent listed below:

Blaylock & Partners, L.P.              U.S. $100,000,000    Capacity:  [ x ] Agent  [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 100.0205% of principal amount plus accrued interest from August 16, 2004.

If as Principal:
     [   ]    The notes are being offered at varying prices related to
              prevailing market prices at the time of resale.
     [   ]    The notes are being offered at a fixed initial public
              offering price of ____% of principal amount.

Initial Interest Rate:  1.82125%
Interest Reset Dates:   Quarterly on the 16th day of each February, May,
                        August and November
Interest Payment                                                          INTEREST RATE BASIS OR BASES:
Dates:                  Quarterly on the 16th day of each February, May,  [   ] CD Rate
                        August and November, commencing November 16,      [   ] CMT Rate
                        2004
Regular Record Dates:   15 calendar days prior to each Interest Payment   [   ] CMT Moneyline Telerate Page 7051
                        Date                                              [   ] CMT Moneyline Telerate Page 7052
Spread (+/-):  +11 bps                                                          [   ] One-Week Average Yield
Spread Multiplier:  N/A                                                         [   ] One-Month Average Yield
Maximum Interest Rate:  N/A                                               [   ] Commercial Paper Rate
Minimum Interest Rate:  N/A                                               [   ] Eleventh District Cost of Funds Rate
Index Maturity:  3-month                                                  [   ] Federal Funds Open Rate
                                                                          [   ] Federal Funds Rate
INTEREST CALCULATION:                                                     [ x ] LIBOR
[ x ] Regular Floating Rate Note                                                [   ] LIBOR Reuters
[   ] Floating Rate/Fixed Rate Note                                             [ x ] LIBOR Moneyline Telerate
         Fixed Rate Commencement Date:                                    [   ] Prime Rate
         Fixed Interest Rate:                                             [   ] Treasury Rate
[   ] Inverse Floating Rate Note                                          [   ] Other_________________
         Fixed Interest Rate:

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage: ___%
           Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.


The notes offered hereby constitute a further issuance of, and will be consolidated with, the $500,000,000 aggregate principal amount of Floating Rate Notes due August 16, 2007, issued by us on August 16, 2004. The notes offered hereby will have the same CUSIP number as the previously issued notes. Upon completion of this offering, the aggregate principal amount outstanding of such notes will be $600,000,000.


We are offering the notes on a continuing basis through ABN AMRO
Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,375,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

AIG Annuity Insurance Company, a wholly-owned subsidiary of American International Group, Inc., holds a minority limited partnership interest in Blaylock & Partners, L.P. ("B&P") and has entered into an equity subordinated loan agreement and a revolving subordinated loan agreement with B&P, each of which is unrelated to this transaction and is currently in effect. In addition, other affiliates of ours have entered and may enter into transactions or business relationships from time to time with B&P and its affiliates in the ordinary course of business.



                           _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.